EXHIBIT 4.20

Share Purchase Agreement

John Frederick Newell

Anthony Thomas Wiseman

Scott Cairfield Morris

Graeme David Wright

Jannor Investments Pty Ltd

Norman Ian Jessup

Genetic Technologies Limited

Baker & McKenzie
Solicitors
Level 39, Rialto
525 Collins Street
MELBOURNE VIC 3000
Tel: (03) 9617-4200
Fax: (03) 96142103
Email: josephine.tan@bakernet.com

Ref: 990607-v12\AUSJT7

Contents

Clause
Number	Heading	Page

1	Definitions and interpretations	3

2	Sale Shares	10

3	Conditions	10

4	Pre-Completion	11

5	Completion	13

6	Warranties and indemnity	16

7	Guarantee	18

8	Non-compete	19

9	Confidentiality and announcements	21

10	Notices	21

11	General Provisions	22

	Annexure 1	28
	Warranties	28

	Annexure 2	46
	The Vendors, Sale Shares Consideration and Loan Account	46

	Annexure 3	47
	Business Names and Intellectual Property Rights	47

	Annexure 4	48
	Leasehold Properties and Property Leases	48

	Annexure 5	49
	Employment Agreements	49

	Annexure 6	50
	Pollutant Details	50

	Annexure 7	51
	Agency, distribution, marketing, franchising, licensing agreements	51

	Annexure 8	52
	Registered office and jurisdictions in which Company carries on Business	52

	Annexure 9	53
	Officers, employees and contractors	53

	Annexure 10	55
	Accounts	55

i

Annexure 11	56
Licences	56

Annexure 12	57
Rental Contracts	57

Annexure 13	58
Insurance Policies	58

Annexure 14	59
Voluntary Restriction Agreement	59

Annexure 15	60
Customer Warranties	60

Annexure 16	61
Standard terms and conditions of sale	61

Annexure 17	62
Relevant Schemes	62

Annexure 18	63
Consents required	63

ii

Date	2008

Parties	John Frederick Newell of 56 Burton Road, Eleebana, NSW, 2282 (Newell)

Anthony Thomas Wiseman of ‘Orchard Road’ RMB 8540, Ourimbah, NSW, 2258 (Wiseman)

Scott Cairfield Morris of 41 Weinholt Road, Lowood, QLD, 4311 (Morris)

Graeme David Wright of 148 Balook Street, Lauderdale, TAS, 7021 (Wright)

Jannor Investments Pty Ltd (ACN 006 683 914) of 13 Hamilton Court, Pearcedale, VIC, 3912 (Jannor)

(together the Vendors and each a Vendor)

Norman Ian Jessup of 13 Hamilton Court, Pearcedale, VIC, 3912 (Guarantor)

Genetic Technologies Limited (ACN 009 212 328) of 60-66 Hanover Street, Fitzroy, VIC, 3065 (Purchaser)

Recitals

A            The Company has an issued share capital of 1,000 fully paid ordinary shares, which are all legally and beneficially owned by the Vendors as set out in Part A of Annexure 2.

B             The Vendors agree to sell and the Purchaser agrees to purchase the Sale Shares under the following terms and conditions.

C             The Guarantor has agreed to guarantee each of Jannor’s obligations under this agreement and indemnify the Purchaser in this regard.

Operative provisions

1              Definitions and interpretations

1.1           In this Agreement unless the context requires another meaning:

Accounting Standards means for the Company:

(a)           the accounting standards applicable for the purposes of the Corporations Act 2001;

(b)           the requirements of the Corporations Act 2001 for the preparation and content of financial statements, director’s reports and auditor’s reports;

(c)           if no accounting standard applies under the Corporations Act 2001 in relation to an accounting practice, the standards acceptable to the Australian Accounting Research Foundation, including:

(i)            the Australian Accounting Concepts;

(ii)           the Australian Accounting Standards; and

(iii)          the Approved Accounting Standards; and

(d)           generally accepted and consistently applied accounting principles and practices in Australia, except those inconsistent with the standards or requirements referred to in paragraphs (a), (b) or (c).

Accounts means for the Company the following, as attached in Annexure 10:

(a)           its unaudited profit and loss statement for the period of 11 months ending on the Accounts Date; and

(b)           its unaudited balance sheet and cash flow statement as at the Accounts Date;

(c)           all statements, reports and notes attached to or intended to be read with the profit and loss statement, balance sheet or cash flow statement; and

(d)           all directors’ declarations about those financial statements.

Accounts Date means 30 June 2008.

Assets means the assets owned or used by the Company in conducting the Business as at Completion.

Authorisation means:

(a)           any authorisation, approval, licence, permit, consent, qualification, accreditation, filing, registration, certificate, resolution, direction, declaration, or exemption; and

(b)           for anything which a Government Agency may prohibit or restrict within a specified period after it is notified, the expiry of that period without intervention or action by that Government Agency.

Books and Records means originals and copies in machine readable or printed form of all registers, books, reports, correspondence, files, records, accounts, documents and other material in the possession or control of the Company or the Vendors about or used in connection with the Company including all:

(a)           operational and financial records;

(b)           employment records;

(c)           documents of title for the Assets;

(d)           registers required to be maintained by the Corporations Act 2001 or the Constitution or other constituent documents of the Company, and all minute books of meetings of directors and members.

Business means the business carried on by the Company of collecting, storing, relocating and implantation of canine semen and the sale of canine-related products and associated activities as at the date of this Agreement.

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Melbourne.

Business Names means all business names and trade names (other than Trade Marks) registered in the name of the Company under which the Company carries on the Business including the names set out in Annexure 3.

Camelot Farms means the person trading as Camelot Farms, being Sharyn Conole, who:

(a)           supplies the extender and all other products necessary for the process by which canine semen is frozen, which process was taught to each of Newell, Wiseman, Morris, Wright and the Guarantor by a veterinarian surgeon accredited to teach the Camelot Farms canine semen freezing process; and

(b)           is a key supplier of the Company.

Camelot Accreditation means a person has been trained by Camelot Farms, has been accredited to utilise and operate the Camelot Farms canine semen process and, as a result of holding the Camelot Accreditation, is entitled to purchase from Camelot Farms, a product known as extender, which extender is mixed with certain canine semen, during the process of thawing out the frozen canine semen.

Cash Consideration means the amounts payable to each of the Vendors as set out in the table in Part B of Annexure 2.

CGT means capital gains tax as defined in the Income Tax Assessment Act 1997 or any like tax.

Company means Frozen Puppies Dot Com Pty Limited (ACN 118 354 411) of 3 Jones Road, Calga, NSW, 2250.

Completion means completion of the sale and purchase of the Sale Shares under this Agreement.

Completion Contracts means the following:

(a)           The Employment Agreements substantially in the form set out in Annexure 5 between the Company and each of Newell, Wiseman, Morris, Wright and the Guarantor; and

(b)           the Voluntary Restriction Agreements substantially in the form set out in Annexure 14 between the Purchaser and each of the Vendors, providing that:

(i)            20% of their Share Consideration is escrowed for 6 months from the Completion Date;

(ii)           20% of their Share Consideration is escrowed for 12 months from the Completion Date;

(iii)          20% of their Share Consideration is escrowed for 18 months from the Completion Date; and

(iv)          20% of their Share Consideration is escrowed for 24 months from the Completion Date.

Completion Date means 22 July 2008, or any other date as the parties agree in writing.

Conditions means the conditions set out in clause 3, and Condition means any one of them;

Confidential Information means all:

(a)           know-how, trade secrets, ideas, concepts, technical and operational information, owned or used by the Company;

(b)           information concerning the affairs or property of the Company or any business, property or transaction in which the Company may be or may have been concerned or interested;

(c)           details of any customers or suppliers of the Company;

(d)           information about the terms or effect of this Agreement; and

(e)           information which by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential to:

(i)            the Company; or

(ii)           any third party with whose consent or approval the Company uses that information.

Contracts means all contracts or agreements to which the Company may be bound, including all such contracts or agreements referred to in any Annexure.

Control means any situation where a person or persons (each a Controlling Person) has, or is entitled to acquire, the right or power to secure whether directly or indirectly, that the affairs of another person (Controlled Person) are conducted in accordance with the wishes of the Controlling Person.

Dispute Notice means a written notice under clause 6.12 of any dispute in relation to this Agreement.

Dollars and $ means the lawful currency of Australia.

Environmental Laws means any law about the environment, planning, building or local government including any law about:

(a)           land use or occupation of land or buildings;

(b)           occupational health and safety;

(c)           heritage preservation, protection or conservation of natural or cultural resources;

(d)           pollution or contamination of air, water or soil;

(e)           waste disposal, treatment or storage;

(f)            chemical, toxic, hazardous, poisonous or dangerous substances;

(g)           pesticides;

(h)           noise or odour; or

(i)            a Pollutant.

Expert means an independent firm of chartered accountants selected or nominated under clause 6.14 or 6.15.

Government Agency means:

(a)           a government, whether foreign, federal, state, territorial or local;

(b)           a department, office or minister of a government acting in that capacity; or

(c)           a commission, delegate, instrumentality, agency, board or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not.

GST means goods and services tax as defined in the New Tax Systems (Goods and Services Tax) Act 1999 or any like tax.

Insurance Contracts means all contracts of insurance and indemnity held by the Company.

Intellectual Property Rights means all rights of the Company in and to:

(a)           the Business Names;

(b)           the Trade Marks and the Trade Mark Licence Agreements; and

(c)           all designs, patents, copyright, processes, methods, know-how, inventions, product formulations, plant variety rights, eligible layout rights and other intellectual property rights owned or used by the Company whether within or outside Australia.

Leasehold Properties means the properties detailed in Annexure 5 and all improvements on those properties.

Liabilities means all liabilities, whether actual or contingent, present or future, quantified or unquantified.

Licences means all Authorisations held by the Company in conducting the Business.

Loan Account means the total outstanding balance as at Completion of money owed by the Company to any of the Vendors (or the Vendor Associates) and includes any accrued interest.

Loan Account Amount means the amount of $346,840.40.

Plant and Equipment means all fixed and loose plant, equipment, machinery, furniture, fixtures and fittings, computer hardware, vehicles, and all other tangible assets used in the Business by the Company.

Pollutant means any solid, liquid, gas, odour, radiation, heat, sound, vibration, chemical, chemical waste or other substance:

(a)           declared by a Government Agency to be hazardous, a contaminant, a risk to health or safety of any person, animal or plant, or to otherwise cause, or to be likely to cause, the environment to be degraded; or

(b)           which harms or is likely to harm the environment or any person;

including asbestos, polychlorinated biphenyls and radioactive substances.

Properties means the Leasehold Properties.

Property Leases means the leases and licences for the Leasehold Properties.

Purchase Price means, subject to the terms of this Agreement, the Cash Consideration and the Share Consideration.

Related Body Corporate has the same meaning as in the Corporations Act 2001.

Relative has the same meaning as in the Income Tax Assessment Act 1936 (Cth).

Relevant Schemes means:

(a)           all superannuation schemes, retirement benefit schemes or other pension schemes or arrangements; and

(b)           all employment benefit plans, programs or arrangements including medical, dental or life insurance;

to which the Company is a party or which the Company makes available or obtains for its officers or employees or former officers or employees.

Rental Assets means the Assets in the possession or control of the Company (other than the Leasehold Properties), which are the subject of the Rental Contracts.

Rental Contracts means all lease, rental, hire purchase, credit sale or similar agreements to which any Rental Asset is subject.

Sale Shares means the fully paid ordinary shares in the Company to be acquired by the Purchaser, details of which are set out in the table in Part A of Annexure 2, together with all rights attaching to those shares as at Completion.

Security Interest means an interest in an asset which provides security for, or protects against default by, a person for the payment or satisfaction of a debt, obligation or liability including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, or arrangement for the retention of title.

Share Consideration means the shares in the Purchaser to be issued to the Vendors as set out in the table in Part B Annexure 2.

Stock means all raw materials, supplies, packaging and containers, work-in-progress, finished products, parts and components and other inventory of the Business.

Tax means a tax, levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty and GST, value added or similar tax) at any time:

(a)           imposed or levied by any Government Agency; or

(b)           required to be remitted to, or collected, withheld or assessed by, any Government Agency; and

any related interest, expense, fine, penalty or other charge on those amounts.

Third Party Interest means any Security Interest, lease, license, option, voting arrangement, easement, covenant, notation, restriction, interest under any agreement, interest under any trust, or other right, equity, entitlement or other interest of any nature held by a third party.

Trade Marks means the trade marks, service marks, brand names, or rights about the get up or trade dress of any product, packaging or outlet, logos, slogans and similar rights owned, used or licensed for use by the Company in connection with the goods and/or services made available by the Company.

Trade Mark Licence Agreements means those trade mark licence agreements, registered user agreements or appointments held for the Trademarks.

Vendor Associate means:

(a)           any Related Body Corporate of any of the Vendors;

(b)           any director, secretary or chief executive officer of the Company or of any of the Vendors;

(c)           any Relative of any of the Vendors or any person described in sub-clause (b); or

(d)           any corporation or other entity over which any of the Vendors or any one or more of the persons described in sub-clauses (a), (b) or (c) have Control.

Warranties means the representations, warranties and covenants made by the Vendors under clause 6 and Warranty means any one of them.

1.2           In this Agreement, unless the context otherwise requires:

(a)           a reference:

(i)            to the singular includes the plural and vice versa;

(ii)           to a gender includes all genders;

(iii)          to a document (including this Agreement) is a reference to that document (including any Schedules and Annexures,) as amended, consolidated, supplemented, novated or replaced;

(iv)          to an agreement includes any deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)           to parties means the parties to this Agreement and to a party means a party to this Agreement;

(vi)          to a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Agreement;

(vii)         to a person (including a party) includes:

(A)          an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(B)          the person’s successors, permitted assigns, substitutes, executors and administrators; and

(C)          a reference to the representative member of the GST group to which the person belongs to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the person if the person were not a member of a GST group;

(viii)        to a law:

(A)          includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange;

(B)          is a reference to that law as amended, consolidated, supplemented or replaced; and

(C)          is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;

(ix)          to proceedings includes litigation, arbitration, and investigation;

(x)           to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(xi)          to time is a reference to Melbourne time;

(b)           headings are for convenience only and are ignored in interpreting this Agreement;

(c)           a warranty, representation, covenant or obligation given or entered into by more than one person binds them jointly and severally;

(d)           if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

(e)           if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day;

(f)            the words including or includes mean including but not limited to or including without limitation;

(g)           where a word or phrase is defined, its other grammatical forms have a corresponding meaning; and

(h)           this Agreement must not be construed adversely to a party solely because that party was responsible for preparing it.

2              Sale Shares

Sale and purchase

2.1           The Vendors agree to sell and the Purchaser agrees to purchase, the Sale Shares, free from all Third Party Interests, for the Purchase Price and in accordance with this Agreement.

All of the Sale Shares

2.2           The Purchaser will not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.

Waiver of pre-emption rights

2.3           The Vendors waive and prior to Completion must obtain the waiver from all other relevant persons, of all restrictions on transfer (including pre-emption rights) that might exist for the Sale Shares, whether under the constituent documents of the Company or otherwise.

3              Conditions

3.1           Completion is conditional on:

(a)           the execution of the Completion Contracts by the relevant parties;

(b)           the transfer of any Trade Mark applications using the words “Frozen” and “Puppies” to the Company, including without limitation those specified in Annexure 3;

(c)           the transfer of the business name “Frozen Puppies Dot Com” registration number BN98196381 from Wiseman and Newell to the Company;

(d)           the transfer of the domain name “www.frozenpuppies.com” from Newell to the Company which includes the execution of an agreement reflecting this;

(e)           the transfer of the domain name “www.frozenpuppies.com.au” from John F. Newell Pty Ltd to the Company which includes the execution of an agreement reflecting this;

(f)            the written consent of the persons listed in Annexure 18, as required by the Contracts, on terms satisfactory to the Purchaser;

(g)           the written consent, in a form satisfactory to the Purchaser, of all third parties (including any Governmental Agencies) required for Completion or to fully maintain after Completion all Authorisations owned or held by the Company;

(h)           each Warranty being materially true, accurate and not misleading as at Completion and at all times between the date of this Agreement and Completion;

(i)            the Vendors performing all of their obligations contained in this Agreement;

(j)            no amount being owed by the Vendors or the Vendors Associates to the Company;

(k)           no disclosure being made, or arising from the Purchaser’s due diligence, and no other event occurring which adversely affects the value of the Sale Shares.

Best endeavours to fulfil

3.2           The Vendors must use their best endeavours to fulfil the Conditions set out in clause 3.1.

Purchaser may waive certain Conditions

3.3           The Conditions set out in clause 3.1 are imposed for the benefit of the Purchaser and the Purchaser may in its absolute discretion waive all or any of those Conditions by notice to the Vendors on or before Completion.

Termination for failure of Conditions

3.4           If any of the Conditions are not satisfied or waived upon or prior to the Completion Date then the Purchaser may terminate this Agreement by notice to the Vendors.

4              Pre-Completion

Pre-Completion notices

4.1           At least 5 Business Days before the Completion Date, the Vendors must give the Purchaser full and accurate written details of:

(a)           each bank or other financial institution with which the Company has an account, safety deposit box or deposit; and

(b)           the names of all persons authorised to draw on or have access to them.

4.2           At least 2 Business Days before the Completion Date:

(a)           the Purchaser must nominate to the Vendors in writing the address of the new registered office of the Company (if required); and

(b)           the Purchaser must notify the Vendors in writing of the authorities to operate bank accounts that are to be revoked and the names of the new signatories to those accounts.

Business to be conducted in ordinary course

4.3           Until Completion the Vendors will and will cause the Company to:

(a)           conduct the Business in the ordinary course and in the same manner as it was conducted prior to the date of this Agreement;

(b)           manage the working capital requirements and any Liabilities of the Company in the ordinary course of business;

(c)           not, without the prior written consent of the Purchaser:

(i)            institute significant changes in management policy;

(ii)           enter into any contract or commitment which:

(A)          would impose a significant financial obligation or which will have a material adverse effect on the Company;

(B)          is for more than $10,000; or

(C)          is for a term of longer than one year;

(iii)          acquire, dispose of, or create a Third Party Interest over any of the Assets other than acquisitions or disposals in the ordinary course of business and for less than $10,000;

(iv)          distribute or return any capital or pay any dividend to its members;

(v)           issue any shares, options or securities which are convertible into shares in the Company;

(vi)          alter the Company’s respective constitution or constituent documents;

(vii)         employ any person:

(A)          where that employment would materially increase the operating costs of the Company; or

(B)          with an annual remuneration package of more than $50,000;

(viii)        except in the ordinary course of business, terminate, change the terms of employment, or pay or provide any bonus, to any employee;

(ix)          except as otherwise provided in this Agreement vary or terminate any of the Contracts; or

(x)           do or fail to do anything as a result of which any of the Warranties are breached or are untrue, inaccurate or misleading.

Employees and contractors

4.4           The Vendors must:

(a)           use their reasonable endeavours to ensure that the employees and contractors of the Company as at the date of this Agreement remain and continue as employees and contractors of the Company up to and after Completion; and

(b)           take all reasonable steps to ensure that the Company is not subject to or threatened by any interruption or impairment caused by an industrial dispute up to Completion.

5              Completion

Time and place of Completion

5.1           Completion must take place at the registered offices of the Company’s accountants, CBC Partners, Level 11, 22-24 Market Street, Sydney on the Completion Date or at such other place as the parties may agree.

Obligations of Purchaser on Completion

5.2           On Completion, subject to the Vendors complying with their obligations under clause 5.3, the Purchaser must:

(a)           pay to each Vendor their proportion of the Cash Consideration as set out in Part B of Annexure 2;

(b)           lend to the Company the Loan Account Amount;

(c)           issue the Share Consideration to the Vendors as set out in Part B of Annexure 2 in compliance with all applicable laws and the Purchaser’s constitution,

(d)           register each of the Vendors as the holder of the relevant Share Consideration in the Purchaser’s register of members; and

(e)           procure the delivery to each Vendor as soon as practicable following Completion holder statements confirming that each of the Vendors is the holder of the relevant Share Consideration.

Obligations of Vendors on Completion

5.3           At Completion the Vendors must:

(a)           deliver to the Purchaser:

(i)            transfers of the Sale Shares duly executed by the registered holders in favour of the Purchaser, together with the share certificates for the Sale Shares;

(ii)           all waivers or consents which the Purchaser may require to enable the Purchaser and/or those other person or persons to be registered as holders of the Sale Shares;

(iii)          all of the following for the Company by leaving them at the offices of the Company:

(A)          all available copies of the constituent documents of the Company;

(B)          any common seal and duplicate seals;

(C)          the Books and Records;

(D)          the certificates of incorporation or registration (as applicable);

(E)           certificates of registration of the Business Names;

(F)           all certificates of title for the Assets;

(G)          executed and stamped originals of the Contracts in its possession including the Property Leases and Rental Contracts;

(H)          certificates of registration and other documents of title for the Intellectual Property Rights; and

(I)            all other Assets in the possession or control of the Vendors;

(iv)          the executed resignations of each of the directors of the Company ,  and the executed resignation of Wiseman as secretary and public officer of the Company, confirming that they have no outstanding claims against the Company whether for loss of office or otherwise, effective from the close of the meetings referred to in clause 5.3(c);

(v)           the original executed documents required to satisfy the Conditions;

(b)           cause to be held a meeting of the directors of the Company passing a resolution, subject to payment of stamp duty (if any) for:

(i)            the approval of the registration of the transfers of the Sale Shares;

(ii)           the cancellation of the existing share certificates for the Sale Shares; and

(iii)          the issue of new certificates for the Sale Shares in favour of the Purchaser;

(c)           cause to be held a meeting of the directors of the Company and to obtain at that meeting:

(i)            the appointment of Michael Bernard Ohanessian, Thomas Godfrey Howitt and Catherine Marie Barclay as additional directors of the Company and the appointment of Thomas Godfrey Howitt as secretary and public officer of the Company, each of whom has consented in writing to act as directors, secretary or public officer respectively prior to Completion; and

(ii)           the acceptance of the resignations of directors and secretaries received under clause 5.3(a)(iv); and

(iii)          the appointment of new signatories to the Company’s bank accounts and the revocation of existing authorities to operate those bank accounts, as notified under clause 4.2(b);

(d)           deliver to the Purchaser certified copies of any powers of attorney under which any document referred to in this clause 5.3 is executed or evidence satisfactory to the Purchaser of the authority of any person signing on another’s behalf;

(e)           ensure the execution and (if applicable) contemporaneous completion of the Completion Contracts; and

(f)            do all other things which are required by this Agreement to be done by the Vendors at Completion, or which are reasonably required by the Purchaser to give to the Purchaser the full possession and benefit of the Sale Shares.

Loan Account

5.4           Immediately following Completion, the parties will procure that the Company repays the Loan Account by paying each person listed in Part C of Annexure 2 their relevant portion of the Loan Account as set out in Part C of Annexure 2.

Purchaser’s Constitution

5.5           Each of the Vendors agrees to be bound by the constitution of the Purchaser on issue to it of the Share Consideration.

Post Completion

5.6           After Completion the Vendors must:

(a)           give to the directors of the Company all information and explanations about the Business and affairs of the Company prior to Completion as those directors reasonably require to comply with any statutory requirements or otherwise for the Company to conduct the Business; and

(b)           use best endeavours to procure as soon as practicable an assignment of the Property Lease to the Company or the execution of a new lease of the Leasehold Property between the lessor and the Company on similar terms as the current Property Lease.

Exercise of rights of registered shareholder

5.7           From Completion, until the Sale Shares are registered in the name of the Purchaser, or the Purchaser’s nominee, the Vendor must, at the reasonable cost of the Purchaser:

(a)           irrevocably appoint the Purchaser or the Purchaser’s nominee as sole proxy of the Vendor to attend members meetings and exercise the votes attached to the Sale Shares;

(b)           not itself attend or vote at those meetings; and

(c)           take all other actions in the capacity of a registered holder of the Sale Shares as the Purchaser reasonably directs.

Indemnity

5.8           The Purchaser indemnifies the Vendor from all liability arising from or in connection with:

(a)           any action taken by the Purchaser or the Purchaser’s nominees under or purportedly under to the proxy referred to in clause 5.7; and

(b)           any action taken by the Vendor under clause 5.7.

6              Warranties and indemnity

Warranties

6.1           Each of the Vendors represents, warrants and covenants to and with the Purchaser that each statement contained in Annexure 1 (each a Warranty) is now and will be true, accurate and not misleading as at the date of this Agreement and at all times up to and including Completion, (except that where any statement is expressed to be made only at a particular date it is given only at that date).

6.2           Each Warranty is separate and independent and unless expressly provided is not limited by reference to any other Warranty or provision of this Agreement.  Each of the Vendors provides each Warranty on a joint and severable basis.

6.3           Where any statement in the Warranties is qualified by the expression “so far as the Vendors are aware” or “to the best of the Vendors’ knowledge and belief” or any similar expression referring to the Vendors awareness or knowledge, that statement will be deemed to include an additional statement that it has been made after due and careful enquiry and includes all matters, events or circumstances of which the Vendors or the Company should reasonably be aware or know.

Reliance

6.4           The Vendors acknowledge that the Purchaser has been induced to enter into this Agreement by the Warranties and has fully relied on the truth and accuracy of the Warranties.

Disclosures

6.5           No other information about the Company of which the Purchaser has knowledge (actual or constructive) and no investigation by or on behalf of the Purchaser will affect any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable by the Purchaser.

Indemnity

6.6           The Vendors indemnify the Purchaser (for itself and as trustee for the Company) against all proceedings, actions, claims, demands, losses (including any decrease in the value of the Assets or the value of the Sale Shares, whether or not realised), Liabilities, damages, costs and expenses (Indemnified Matters) which may be made, brought against, suffered or incurred by the Purchaser and the Company, and which arise directly or indirectly out of or in connection with:

(a)           any Warranty being untrue, inaccurate or misleading;

(b)           any breach of this Agreement by the Vendors;

(c)           any activity of the Company which occurred prior to Completion;

(d)           any book debts which are more than 3 months old as at the Completion Date which are not repaid within 90 days of the Completion Date; or

(e)           any employee or consultancy entitlements prior to and including the Completion Date which have not been disclosed in either the Accounts or Annexure 9,

whether or not the Indemnified Matters are within the parties’ reasonable contemplation as at the date of this Agreement.

Waiver of rights against the Company

6.7           The Vendors agree with the Purchaser (for itself and as trustee for the Company and the Company’s respective officers, employees and advisers) to waive any rights which the Vendors may have for any misrepresentation or inaccuracy in, or omission of, any information or advice supplied by the Company, its officers, employees and advisers and relied on by the Vendors in giving the Warranties.

Prompt disclosure of breach

6.8           The Vendors must immediately disclose to the Purchaser anything which may arise or become known to them which:

(a)           is a breach of, or is inconsistent with, any Warranty; or

(b)           has or is likely to have, an adverse effect on the financial position or prospects of the Company.

Assignment of Warranties

6.9           The benefit of the Warranties may be assigned in whole or in part.

Warranty/indemnity payments

6.10         If any sum payable by a party to another party under this clause is subject to Tax (whether by way of deduction or withholding or direct assessment of the recipient), that sum must be increased by the amount necessary to ensure that after deduction, withholding or payment of Tax, the receiving party will receive an amount equal to the sum otherwise required to be paid.

Escrowed Share Consideration

6.11         The Vendors acknowledge and agree that:

(a)           to the extent that any amount is owed to the Purchaser pursuant to this Agreement, whether by way of breach of Warranty, indemnity or otherwise each Vendor grants to the Purchaser a power of attorney to execute any documentation to sell the shares comprising the Share Consideration on market for so long as they are subject to the terms of the Voluntary Restriction Agreement and for such proceeds to be paid to the Purchaser to satisfy such amount owing; and

(b)           the power of attorney granted to the Purchaser does not prejudice the Purchaser’s right to any other course of action or recourse in addition to, or as an alternative to that contemplated in clause 6.11(a), and to avoid any doubt, the right of the Purchaser to sell any shares the subject of a Voluntary Restriction Agreement under clause 6.11(a) can be exercised at any time during the period in which the shares are restricted provided that if the Purchaser’s claim is the subject of an unresolved dispute:

(c)           any funds resulting from such sale are held on trust by a third party (to be agreed upon between the parties and in the absence of agreement as directed by the Expert);

(d)           on resolution of the dispute, funds are distributed in accordance with the directions of the Expert; and

(e)           any surplus is then provided to the Vendors.

Dispute

6.12         If any party disputes any matter in relation to this Agreement, the party must issue a Dispute Notice to the other party setting out in reasonable detail the basis of the dispute.

6.13         The parties must negotiate in good faith to resolve any dispute within 10 Business Days after the issue of a Dispute Notice.

6.14         If the dispute is not resolved under clause 6.13, the parties must appoint an Expert.

6.15         The Expert must be an independent firm of chartered accountants selected by agreement between the parties or, failing agreement within 10 Business Days of any party issuing a Dispute Notice, as nominated by the President for the time being of the Institute of Chartered Accountants of Australia.  The matters in dispute then must be promptly referred by the parties to the Expert for determination.

6.16         The Expert must be directed by the parties to settle any matter in dispute within 10 Business Days of its appointment by:

(a)           having regard to any written submissions made to the Expert by the parties or their representatives within 5 Business Days of the appointment of the Expert; and

(b)           making such enquiries or inspections as the Expert considers in its absolute discretion to be necessary;

6.17         The determination of the Expert as to the matters in dispute, the form and content of the determination will (in the absence of manifest error) be final and binding on the parties.

6.18         In making its determination the Expert will act as an expert and not as an arbitrator.

6.19         The costs of the Expert shall be borne by the parties in accordance with the Expert’s determination.

7             Guarantee

Consideration to Guarantor

7.1           The Guarantor acknowledges that the Purchaser enters into this Agreement at the Guarantor’s request and subject to the Guarantor giving this guarantee and indemnity that the Guarantor has received valuable consideration.

Guarantee from Guarantor

7.2           The Guarantor unconditionally and irrevocably guarantees the punctual performance of all of Jannor’s obligations under this Agreement.  The Guarantor must immediately upon demand pay the Purchaser any amount not paid by Jannor when due under this Agreement.

Indemnity

7.3           The Guarantor unconditionally and irrevocably indemnifies and keeps indemnified the Purchaser against all losses, damages, costs, charges, liabilities and expenses which the Purchaser may at any time suffer or incur because of any of the following:

(a)           an obligation of Jannor expressed in this Agreement is void, voidable or wholly or partially unenforceable;

(b)           the Purchaser has to disgorge any money paid to it on Jannor’s account under this Agreement; or

(c)           Jannor fails to perform an obligation under this Agreement, including without limitation, a breach of Warranties by Jannor as Vendor.

Payment of money by Guarantor

7.4           The Guarantor must pay money owing under this Agreement in immediately available funds without deduction.

Acknowledgments by Guarantor

7.5           The obligations and liabilities of the Guarantor and the rights of the Purchaser under this Agreement continue and are not affected by any of the following:

(a)           the Purchaser granting time or indulgence to Jannor, the Vendors or another person;

(b)           the Purchaser compounding or compromising with or wholly or partially releasing Jannor, the Vendors or another person;

(c)           laches, acquiescence, delay, acts, omissions or mistakes by the Purchaser;

(d)           the Purchaser taking, varying, wholly or partially discharging or otherwise dealing with or losing or impairing any security for any Vendor’s obligations under this Agreement or a security of that kind being or becoming void, voidable or unenforceable;

(e)           a person who is intended to assume liability as a guarantor under this Agreement not doing so effectively or being discharged;

(f)            a novation, assignment, termination or variation of this Agreement; and

(g)           anything else which might have a similar effect at law or in equity to any of those actions or events,

and to avoid any doubt, the obligations and liabilities of the Guarantor are not more onerous than the obligations and liabilities of Jannor.

8             Non-compete

General obligations

8.1           Subject to clause 8.3, each of the Vendors must not, and must ensure that the Vendor Associates do not, directly or indirectly, whether solely or jointly with any other person, and whether as principal, agent, director, executive officer, employee, shareholder, partner, joint venturer, adviser, consultant or otherwise:

(a)           for a period of 3 years after Completion, within any country in which the Company has carried on the Business carry on or be engaged or involved in any trade, business or undertaking which is in competition with the Business or the Company;

(b)           for a period of 3 years after Completion canvass, solicit, or entice away from the Company the custom of any person who as at Completion or at any time during the period of 12 months prior to Completion was a client, customer, identified prospective customer, representative or agent or correspondent of the Company or was in the habit of dealing with the Company;

(c)           for a period of 3 years after Completion, employ, solicit, entice away from the Company any person who as at Completion or at any time during the period of 12 months prior to Completion was an officer, manager, consultant or employee of the Company whether or not that person would commit a breach of contract by reason of leaving the Company;

(d)           use or disclose, or permit any other person to use or disclose any Confidential Information (not being information which is or becomes available to the public other than by reason of a breach of this clause);

(e)           use or register a name or trade mark which includes all or part of any Business Name, Trade Mark or the name of the Company or any confusingly similar word or words in such a way as to be capable of or likely to be confused with any Business Name, Trade Marks or name of the Company;

(f)            without the consent of the Purchaser (which consent must not be unreasonably withheld) be employed or engaged in any company, firm or business which is a supplier to or a customer of any Group Company;

(g)           in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Company or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company; or

(h)           attempt, counsel, procure or otherwise assist any person to do any of the acts referred to in this clause.

Restraints fair and reasonable

8.2           The Vendors acknowledge that:

(a)           the covenants given in clause 8.1 are material to the Purchaser’s decision to enter into this Agreement; and

(b)           the restraints contained in clause 8.1 are:

(i)            fair and reasonable regarding the subject matter, area and duration; and

(ii)           reasonably required by the Purchaser to protect the business, financial and proprietary interests of the Company.

Exceptions

8.3           Nothing in this clause 8 prevents the Vendors from holding for investment purposes only marketable securities quoted at the time of acquisition on a stock exchange in Australia or elsewhere;

Severability

8.4           Each of the obligations set out in clause 8.1 is severable and independent so that if clause 8.1 or any part or provision of it is unenforceable then that clause or that part will be deemed eliminated or modified to the minimum extent necessary to make this Agreement or that clause or part enforceable.

9             Confidentiality and announcements

Provisions to remain confidential

9.1           Subject to clauses 9.2 and 9.3 each party must not, without the prior written consent of the other parties, disclose:

(a)           the content or effect of this Agreement; or

(b)           prior to Completion, any Confidential Information obtained by the Purchaser, its officers, employees and advisers from the Vendors, the Company, and their respective officers, employees and advisers.

Permitted disclosures

9.2           A party may make disclosures:

(a)           to those of its employees, officers, professional or financial advisers and bankers as the party reasonably thinks necessary to give effect to this Agreement but only on a strictly confidential basis; and

(b)           if required by law, after the form and terms of that disclosure have been notified to the other party and the other party has had a reasonable opportunity to comment on the form and terms.

Announcements

9.3           Any party may make announcements or statements at any time in the form and on the terms previously agreed by the parties in writing, which agreement must not be unreasonably withheld.

Return of information in the event of termination

9.4           If this Agreement is terminated prior to Completion the Purchaser must return to the Vendors:

(a)           all Confidential Information in written or deliverable form; and

(b)           any other information obtained by the Purchaser, its officers, employees and advisers from the Vendors, the Company and their respective officers, employees and advisers.

10           Notices

Requirements

10.1         All notices must be:

(a)           in legible writing and in English;

(b)           addressed to the recipient at the address or facsimile number set out below or to such other address or facsimile number as that party may notify to the other parties:

to the Vendors:

Address:               ‘Orchard Road’ RMB 8540, Ourimbah, NSW, 2258

Attention:             Anthony Thomas Wiseman

Facsimile no:        +61 2 4362 1718

to the Purchaser:

Address:               60-66 Hanover Street, Fitzroy, VIC, 3065

Attention:             Company Secretary

Facsimile no:        +61 3 8412 7040

(c)           signed by the party or where the sender is a company by an officer of that company or under the common seal of that company; and

(d)           sent to the recipient by hand, prepaid post (airmail) or facsimile.

Receipt

10.2         Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice will be deemed to be duly received:

(a)           if sent by hand when left at the address of the recipient;

(b)           if sent by pre-paid post, 3 days (if posted within Australia to an address in Australia) or 10 days (if posted from one country to another) after the date of posting; or

(c)           if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient’s facsimile number;

but if a notice is served by hand, or is received by the recipient’s facsimile on a day which is not a Business Day, or after 5.00 pm on a Business Day, recipient’s local time the notice is deemed to be duly received by the recipient at 9.00 am on the first Business Day after that day.

11           General Provisions

 Costs

11.1         Each party must pay its own costs in respect of this Agreement and the documents contemplated by this Agreement except that the Purchaser must pay any stamp duty payable on this Agreement, the transfer of the Sale Shares and any other documents contemplated by this Agreement.

Non-merger

11.2         The warranties, other representations and covenants by the parties in this Agreement are continuing and will not merge or be extinguished on Completion.

Indemnities

11.3         The indemnities contained in this Agreement are:

(a)           continuing, separate and independent obligations of the parties from their other obligations, and survive the termination of this Agreement; and

(b)           absolute and unconditional and unaffected by anything which otherwise might have the effect of prejudicing, releasing, discharging or affecting the liability of the party giving the indemnity.

Invalid or unenforceable provisions

11.4         If a provision of this Agreement is invalid or unenforceable in a jurisdiction:

(a)           it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)           it does not affect the validity or enforceability of:

(i)            that provision in another jurisdiction; or

(ii)           the remaining provisions.

Waiver and exercise of rights

11.5         A waiver by a party of a provision or of a right under this Agreement is binding on the party granting the waiver only if it is given in writing and is signed by the party or an officer of the party granting the waiver.

11.6         A waiver is effective only in the specific instance and for the specific purpose for which it is given.

11.7         A single or partial exercise of a right by a party does not preclude another or further exercise or attempted exercise if that right or the exercise of another right.

11.8         Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.

Amendment

11.9         This Agreement may be amended only by a document signed by all parties.

Counterparts

11.10       This Agreement may be signed in counterparts and all counterparts taken together constitute one document.

Further assurances

11.11      Each party must, at its own expense, whenever requested by another party, promptly do or arrange for others to do everything reasonably necessary to give full effect to this Agreement and the transactions contemplated by this Agreement.

Assignment

11.12      Subject to clause 6.9 a party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Agreement without the prior written consent of the other parties.

Entire agreement

11.13      This Agreement with any documents referred to in this Agreement or executed in connection with this Agreement is the entire agreement of the parties about the subject matter of this

Agreement and supersedes any representations, negotiations, arrangements, understandings or agreements and all other communications.

Rights cumulative

11.14       The rights, remedies and powers of the parties under this Agreement are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.

Consents and Approvals

11.15       A party may give its approval or consent conditionally or unconditionally or withhold its approval or consent in its absolute discretion unless this Agreement expressly provides otherwise.

Jurisdiction

11.16       Each party irrevocably and unconditionally:

(a)           submits to the non-exclusive jurisdiction of the courts of New South Wales; and

(b)           waives any claim or objection based on absence of jurisdiction or inconvenient forum.

Governing Law

11.17       This Agreement is governed by the laws of New South Wales.

Execution

Executed as an agreement.

Signed by
John Frederick Newell
in the presence of:

Signature of witness	Signature of John Frederick Newell

Name of witness (please print)

Signed by
Anthony Thomas Wiseman
in the presence of:

Signature of witness	Signature of Anthony Thomas Wiseman

Name of witness (please print)

Signed by
Scott Cairfield Morris
in the presence of:

Signature of witness	Signature of Scott Cairfield Morris

Name of witness (please print)

Signed by
Graeme David Wright
in the presence of:

Signature of witness	Signature of Graeme David Wright

Name of witness (please print)

Signed by
Jannor Investments Pty Ltd
in the presence of:

Signature of director	Signature of secretary/ director

Name of director (please print)	Name of secretary/ director (please print)

Signed by
Norman Ian Jessup
in the presence of:

Signature of witness	Signature of Norman Ian Jessup

Name of witness (please print)

Signed by
Genetic Technologies Limited
by a director and secretary/director:

Signature of director	Signature of secretary/ director

Name of director (please print)	Name of secretary/ director (please print)

Annexure 1

Warranties

1             Corporate

Jurisdictions of incorporation or registration (as applicable) and conduct of business

1.1           Annexure 8 sets out complete and accurate details for the Company of:

(a)           the place of incorporation or registration (as applicable);

(b)           the registered office and principal business premises;

(c)           all jurisdictions in which the Business is conducted; and

(d)           all jurisdictions in which the Company is required to be registered.

Authority

1.2           The Vendors have full power and authority to enter into and perform this Agreement.

No conflict with other obligations

1.3           The entry into and performance of this Agreement does not breach:

(a)           any obligation (including any statutory, contractual or fiduciary obligation) of the Company;

(b)           any law; or

(c)           the constitution of the Company

Books and Records

1.4           All Books and Records:

(a)           are complete and accurate;

(b)           have been prepared and maintained in accordance with all relevant laws and Accounting Standards; and

(c)           will either be delivered to the Purchaser or be in the possession of the Company at the Properties on Completion.

Shareholdings and membership

1.5           The Company has no subsidiaries.

1.6           The Company is not and has never been or agreed to become:

(a)           the legal or beneficial owner of any share, debenture, note or other interest of or in any other corporation; or

(b)           a member of any partnership, joint venture, consortium or other unincorporated association.

Issued share capital

1.7          The Vendors are the legal and beneficial owners of the Sale Shares free of all Third Party Interests.

1.8          The Sale Shares are fully paid.

1.9          The Sale Shares are all of the issued shares in the capital of the Company and no shares have been created or issued and there are no outstanding convertible securities, options or agreements which either now or in the future:

(a)           entitle any person to call for the issue, purchase or transfer of any shares, debentures, notes or other securities in the Company; or

(b)           create or require to be created any Third Party Interest over any of the Sale Shares.

1.10        Upon Completion, the Purchaser will acquire a valid and marketable title to the Sale Shares.

1.11        Other than the buy-back of shares referred to in Warranty 1.12, the Company has never reduced, repaid, redeemed or repurchased any of its share capital or undergone any capital reorganisation or resolved to repurchase any of its shares.

1.12        The buy-back of shares in the Company which occurred around May 2007 was conducted in compliance with the Corporations Act 2001 and has been accurately recorded in the Company’s Books and Records and disclosed to the Purchaser.

1.13        All legal requirements for the formation of the Company and the issue of the Sale Shares have been fully complied with.

1.14        The Company has not exercised any lien over any of its issued shares.

Returns etc

1.15                        All returns, notices and other documents and all announcements and disclosures required to be made by the Company to any Government Agency or other regulatory body have been properly made within the applicable time requirements.

Dividends

1.16                        All dividends or other distributions of profits by the Company since the date of its incorporation or registration (as applicable) have been made in compliance with all laws.

Company Constitution

1.17         The Vendors have delivered to the Purchaser a complete and accurate copy of the constitution of the Company.

1.18         The Company and its directors have complied with the constitution of the Company.

Reports

1.19                        During the period of 3 years prior to the date of this Agreement there have been no material reports made by accountants or by financial or management consultants concerning the Company or the whole or a substantial part of its Assets or undertaking.

Officers

1.20        Part A of Annexure 9 sets out complete and accurate details of the present directors, secretary, auditor and Public Officer of the Company immediately prior to Completion.

Insolvency events

1.21        Liquidation/winding up/appointment of administrator or receiver etc:  The Company has not had:

(a)           a liquidator or provisional liquidator appointed;

(b)           a receiver, receiver and manager, trustee, controller, official manager or similar officer appointed;

(c)           an administrator appointed, whether under Part 5.3A of the Corporations Act 2001 or otherwise; or

(d)           an application made for the appointment of an administrator, liquidator or provisional liquidator;

over all or part of the business, Assets or revenues of the Company and neither the Company or its Directors have passed a resolution for any such appointment; or

(e)           an application made for the winding up of the Company.

1.22        Execution:  No execution, distress or similar process has been levied upon or against all or any part of the business, Assets or revenues of the Company.

1.23        Schemes of arrangement:  The Company has not:

(a)           entered into or resolved to enter into any scheme of arrangement, composition, assignment for the benefit of, or other arrangement with its creditors or any class of creditors; or

(b)           proposed or had proposed on its behalf a reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors, or its winding up or dissolution.

1.24        Statutory demands:  The Company has not received any demand under section 459E of the Corporations Act 2001, or been taken to have failed to comply with a statutory demand as a result of the operation of section 459F(1) of the Corporations Act 2001.

1.25        Solvency:  The Company:

(a)           is able to pay its debts as and when they fall due;

(b)           is not insolvent or presumed to be insolvent under any law; and

(c)           is not insolvent under administration as defined in Section 9 of the Corporations Act 2001 or has not taken any action which could result in that event.

1.26        Striking off:  The Company:

(a)           has not received a notice under sections 601AA or 601AB of the Corporations Act 2001; and

(b)           has not been struck off the register of Companies or dissolved and there is no action proposed by the Australian Securities and Investments Commission to do so.

2             Accounts

Details

2.1          Annexure 10 sets out a complete and accurate copy of the Accounts.

Preparation

2.2           The Accounts:

(a)           have been prepared:

(i)            in accordance with the Accounting Standards; and

(ii)           on a basis which is consistent with the previous three years’ practice (except as disclosed in the notes to the Accounts);

(b)           give a true and fair view of the state of affairs and each of the Assets, Liabilities, income, expenses and results of the Company for the periods and dates to which, or as at which, they apply;

(c)           have been prepared on the basis that the value of current assets does not exceed the lesser of the cost or the net realisable value on a going concern basis as at the Accounts Date;

(d)           disclose, fully quantify and make full provision or reserve for all Liabilities and capital or other commitments burdening the Company, including the factoring of any debt and any financing arrangements.  A reference or description of a Liability in a note to the Accounts which has not been shown in full in the balance sheet forming part of the Accounts does not constitute disclosure;

(e)           are not affected by any non-recurring or exceptional items;

(f)            make full and proper provision for obsolete or unsaleable Stock ;

(g)           make full provision for long-service leave, holiday pay and other employee entitlements payable to the employees of the Company as if all of their services had been terminated on the Accounts Date;

(h)           take account of all gains and losses arising from conversion of foreign currency;

(i)            accurately record all assets of the Company and:

(i)            all fixed assets have been properly depreciated in accordance with the Accounting Standards; and

(ii)           no amount attributed to any asset is in excess of its fair market value.

Accountants

2.3          The Company has not, in the last 7 years, terminated its relationship with its accountants or auditors or retained different accountants or auditors.

Vendor Associates

2.4          Any amounts owed by any Vendor Associate to the Company or owed to any Vendor Associate by the Company as at the Accounts Date are specifically and separately disclosed in the Accounts and there has been no alteration in these amounts since the Accounts Date other than repayments under this Agreement.

Matters since the Accounts Date

2.5          Since the Accounts Date:

(a)           the Business has been carried on in accordance with all laws and in the ordinary and usual course so as to maintain it as a going concern;

(b)           there has been no materially adverse change in the financial position, prospects, Assets or Liabilities of the Business or the Company as compared with the position disclosed by the Accounts;

(c)           there has been no damage, destruction or loss (whether or not covered by insurance) affecting the Business or the Assets;

(d)           the Company and the Vendors have maintained the Business intact and as a going concern and preserved the goodwill of its suppliers, employees, customers and others having commercial dealings with it;

(e)           the Company has not introduced any method of management or operation for the Business or the Assets except in a manner consistent with prior practice; and

(f)            the Company has not:

(i)            sold, transferred, leased or otherwise disposed of any asset at other than fair market value or any asset having a book value as at the Accounts Date of more than $10,000 or assets having a book value of more than $10,000 in total;

(ii)           cancelled or waived or released or discounted in whole or in part any debt, suit, demand, claim or right;

(iii)          purchased, leased or otherwise acquired any asset or agreed to do so, with a value of more than $10,000; or

(iv)          materially altered or agreed to materially alter the terms of service of any officer or employee.

3             Assets

General warranties

3.1          Title to Assets:  The Company owns the Assets free from any Third Party Interests and there are no facts or circumstances which could result in the creation of any Third Party Interests.

3.2          All assets:  The Assets:

(a)           are in the possession of the Company; and

(b)           are all of the assets necessary for the proper conduct of the Business in the ordinary course.

3.3          Use of Assets generally:

(a)           There are no outstanding proposals of, or notices, orders or directions given by any Government Agency about the Assets or their use.

(b)           There are no facts or circumstances known to the Vendors which may:

(i)            result in any order, notice, direction or proposal; or

(ii)           impair, prevent, or otherwise interfere with the Company’s use of the Assets prior to or after Completion.

Stock

3.4          All Stock:

(a)           is in the possession or control of the Company at the Properties;

(i)            is in good condition and of normal merchantable quality fit for the purpose for which it is intended to be used; and

(ii)           conforms with all requirements of any law.

(b)           All Stock which is finished products is capable of:

(i)            being sold by the Company in the ordinary course of business to a purchaser at current list price without rebate or allowance; and

(ii)           being warranted by the Company on the normal terms which warranties are given for those products at the date of this Agreement.

(iii)          The level of Stock is not materially different from the levels in existence as at the Accounts Date.

(c)           The value of slow moving or obsolete Stock is not higher than that shown in the Accounts.

(d)           As far as the Vendors are aware there are no deficiencies or defects in any Stock which may result in claims being made against the Company after the date of this Agreement, and there are no unsatisfied or outstanding claims.

Plant and Equipment

3.5          All Plant and Equipment:

(a)           is in the possession or control of the Company at the Properties;

(b)           is in good condition and of normal merchantable quality fit for the purpose for which it is intended to be used by the Company or for which it was designed; and

(c)           while owned or used by the Company has been maintained and serviced under the manufacturers’ or suppliers’ recommendations and in compliance with all laws.

3.6          The Company has not made any claim which remains outstanding in connection with any defect in any Plant and Equipment or any maintenance services performed.

Rental Assets and Rental Contracts

3.7           Annexure 12 sets out complete and accurate particulars of the material terms of all the Rental Contracts.

3.8          The Company enjoys quiet possession of the Rental Assets.

Properties

3.9          Wiseman and Newell hold the Property Lease exclusively for the sole benefit of the Company, such that the Company has quiet enjoyment and exclusive possession and occupation of the Properties and the benefit of all easements, rights, interests, and privileges necessary or appropriate for the carrying on of the Business and the protection of the value of the Properties.

3.10        All Third Party Interests affecting the Properties have been complied with.

3.11        There are no covenants, restrictions, burdens, stipulations, encroachments or outgoings affecting the Properties which are of an onerous or unusual nature or conflict with the present use of the Properties or any part or parts of the Properties or materially affect the value of the Properties.

3.12        No improvement, modification, addition or other development has been carried out in relation to the Properties without any required Authorisation having been properly obtained or without any conditions or restrictions imposed having been properly observed and performed.

3.13        No application for any modification, addition or other development to the Properties has been made and refused by any Government Agency.

3.14        All buildings, structures or other improvements on the Properties are in good and substantial repair and condition.

3.15        All water, sewerage, drainage, electricity, gas, telephone and other services and utilities used or available to the Properties exist and are available with the statutory rights and approval of all relevant Government Agencies and, as necessary, by registered easement with any property owners over which any of such services or utilities exist or are provided.

3.16         The use and occupation of the Properties has at all times complied with the Environmental Laws.

3.17         Except as set out in Annexure 6, no underground storage tanks are or have been located on any of the Properties.

3.18         The Company does not own any freehold property.

Property Leases

3.19        Annexure 4 sets out complete and accurate material particulars of the Property Leases including all options for renewal, the current rents payable and the dates and conditions of future rent reviews.

3.20        All options of renewal of the Property Leases are valid and enforceable.

3.21        The Vendors know of no reason why each of the Property Leases should not be assigned or a fresh lease granted in favour of the Company on terms as favourable as the existing terms of the Property Leases as soon as practicable after Completion.

3.22        The registrable Property Leases and all registrable options for renewal of the Property Leases have been properly registered in the appropriate office or registry.

3.23        There are no circumstances that would either entitle or require a landlord of any Leasehold Property or any other person to exercise any power of entry or possession or which might restrict or terminate the continued possession or occupation by the Company of any of the Leasehold Properties.

3.24        The Company is not engaged in any negotiation for review of the rent payable under any Property Lease.

3.25        The Company has not at any time assigned or otherwise disposed of its interest in any property so that it has any continuing Liabilities whether for payment of rent or otherwise.

3.26        The Company is not aware of any breach of any head-lease or other agreement by the lessor, licensor or any other person holding a superior estate to Newell and Wiseman in any of the Leasehold Properties which may affect the rights of Newell and Wiseman holding the lease for the benefit of the Company under the Property Leases.

Computer Software

3.27        All computer software owned or licensed by the Company (including all enhancements, developments and updates made to Completion) will be made available to the Purchaser on Completion.

Contracts

3.28         General issues:  Each of the Contracts:

(a)           is valid, binding and enforceable against the parties to it;

(b)           is at arm’s length and within the ordinary course of conduct of the Business;

(c)           is being properly performed by the Company and all other parties to it;

(d)           is profitable and will continue to be profitable;

(e)           does not entitle any person to a commission, remuneration, royalty or payment of any nature from the Company calculated by reference to the whole or part of the turnover, profits or sales of the Company;

(f)            cannot be rescinded, avoided, repudiated or terminated by any party to it for any reason, including because of the sale of the Sale Shares, and the Company has not given or received any notice of termination;

(g)           does not restrict the freedom of the Company to engage in any activity or business in any area; and

(h)           does not breach any restrictive trade practices legislation and has not involved any breach by the Company of Part V of the Trade Practices Act 1974.

3.29        Onerous or long term contracts:  Each of the Contracts:

(a)           is capable of performance by the Company on time without undue or unusual expenditure or effort;

(b)           does not require expenditure in excess of $10,000 for any individual asset or does not involve capital commitments exceeding $10,000 in total;

(c)           can be terminated on one month’s notice or less, without penalty or compensation; and

(d)           is not otherwise of a nature or magnitude or length which ought reasonably be made known to an intending Purchaser of the Sale Shares.

3.30        Contracts for the provision of goods and services:  All Contracts for the supply by the Company of goods or services, requiring payments in excess of $10,000 per year, are:

(a)           on the Company’s standard terms and conditions of sale, which are set out in Annexure 16; and

(b)           subject only to the warranties and representations set out in Annexure 15.

3.31        Agency etc contracts:  Annexure 7 sets out complete and accurate particulars of the material terms of all agency, distribution, marketing, franchising, licensing and other similar agreements to which the Company is a party or by which the Company is bound.

3.32        Offers, tenders etc:  All offers, tenders, or quotations made by the Company and still outstanding and capable of acceptance by a third party were made in the ordinary course of business.

3.33        Breach:

(a)           No party is in breach of any obligation, or in default of any of the Contracts (including any of the Rental Contracts, the Property Leases or any agreement referred to in Annexure 7); and

(b)           As far as the Vendors are aware there are no facts or circumstances which may result in a breach.

3.34        Assignment or novation:  The Company has not at any time assigned or otherwise disposed of its interest in any contract to which it was a party or may have been bound so that it has any continuing Liabilities.

Intellectual Property Rights

3.35        Title:

(a)           Annexure 3 sets out a complete and accurate list and description of all Intellectual Property Rights.

(b)           Except for its rights under the Trade Mark Licence Agreements the Company holds the Intellectual Property Rights throughout the world in its name as sole legal and beneficial owner, and free of all Third Party Interests.

3.36        Registration:  All registrable Intellectual Property Rights which have been or are intended to be registered have been or will be by Completion registered in the name of the Company and Annexure 3 sets out complete and accurate material particulars of registration (and applications for registration) of the Intellectual Property Rights.

3.37        Validity:  Each of the Intellectual Property Rights is valid and enforceable throughout the world and not subject to, and there are no pending or threatened proceedings for, any opposition, revocation, cancellation, rectification or amendment.

3.38        Claims and infringement:

(a)           The Company has taken or caused to be taken all necessary steps to protect and defend the Intellectual Property Rights including the timely renewal of all Intellectual Property Rights.

(b)           Neither the Intellectual Property Rights nor any product, substance or other material sold, used or employed by the Company infringes the rights of any other person or is the subject of any claims or any pending or threatened proceedings for alleged infringements, and neither the Company nor the Vendors have settled any claims or proceedings alleging infringement.

(c)           There are no infringements of the Intellectual Property Rights and neither the Company nor the Vendors have made any claims or commenced or threatened to commence proceedings or settled any claims or proceedings alleging infringement.

3.39        Payments:

(a)           Other than under the Trade Mark Licence Agreements the Company does not:

(i)            pay or have any requirement to pay any royalty or other payment to any third party; or

(ii)           require the permission or consent of any third party;

for the use of the Intellectual Property Rights in the conduct of the Business.

(b)           All registration and renewal fees regarding the Intellectual Property Rights due on or before Completion have been paid in full.

3.40        All necessary rights:  The Intellectual Property Rights comprise all of the rights necessary for the proper conduct of the Business in the ordinary course.

3.41        Other agreements:  The Company has not entered into any agreement (whether legally enforceable or not) for the licensing or for otherwise permitting the use or exploitation of the Intellectual Property Rights or which prevents, restricts or otherwise inhibits the freedom of the Company to use and exploit the Intellectual Property Rights.

Cash at bank and debtors

3.42        Cash at bank:  All amounts received by the Company have been deposited with the banks detailed under clause 4.1(a) and appear in the appropriate accounting books of the Company.

3.43        Customers and suppliers not to be affected:   So far as the Vendors are aware following a change:

(a)           in the control of the Company; or

(b)           in the composition of the Board of Directors of the Company;

the customers of, or suppliers to, the Company will remain customers or suppliers (including Camelot Farms) to the same extent and upon terms no less favourable than the terms of their dealings with the Company prior to the date of this Agreement.

3.44        Book debts:

(a)           All book debts, whether shown in the Accounts or arising since the Accounts Date, are valid and enforceable and will be collectable in full within 90 days of Completion.

(b)           Except as disclosed in writing to the Purchaser, there are no book debts shown in the Accounts which are more than 3 months overdue for payment.

(c)           The Company has not released or settled any book debt shown in the Accounts for an amount less than that shown in the Accounts.

4             Authorisations and information

Authorisations

4.1          Compliance:

(a)           No Authorisation is required for the sale of the Sale Shares by the Vendors to the Purchaser except as specified in this Agreement.

(b)           The Company has the power to own, lease and operate the Assets and carry on the Business.

(c)           The Company has always complied and is currently complying with all laws and has obtained and complied with all necessary Authorisations for the conduct of the Business.

(d)           As far as the Vendors are aware all predecessors in title complied with all laws and obtained and complied with all necessary Authorisations for the conduct of the Business.

(e)           As far as the Vendors are aware there is no fact or circumstance which may result in the Company being in breach of any Authorisation or which may otherwise result in the revocation, suspension, cancellation, non-renewal or material variation of any Authorisation.

(f)            No charge, fine, penalty, order for restitution or compensation or damages and no notice to clean up or take action has been made against the Company in respect of its obligations under the Authorisations.

(g)           All of the conditions of the Authorisations are capable of compliance by the Company within the ordinary course of conduct of the Business.

4.2          Licenses:

(a)           Annexure 11 sets out complete and accurate copies of all of the Licences; and

(b)           the Camelot Accreditation held personally by Newell has been and will continue to be used for the benefit of the Company for so long as Newell is employed by the Company and the purchase of the Sale Shares by the Purchaser will not:

(i)            cause the Camelot Accreditation to be rescinded, avoided, repudiated or terminated; or

(ii)           minimise, lessen or jeopardise its use for the benefit of the Company or minimise, lessen or jeopardise Newell’s ongoing relationship with Camelot Farms and any arrangements deriving for the benefit of the Company.

4.3          Powers of attorney:  The Company has given no power of attorney or other authority to any person which is in force other than authorities of employees that exist by operation of law.

4.4                              Government grants, loans or other financial concessions:  Neither the sale of the Sale Shares nor any other act or transaction of the Company or any of the Vendors could affect the terms of any grant, loan or other financial concession received or applied for by the Company from any Government Agency.

4.5                              Requests completed:  All written requests by any Government Agency relating to the Company and the Business or the Properties have been completed and complied with.

Confidential Information

4.6                              Non-disclosure by the Company:  The Company has not disclosed to any person any Confidential Information except in the normal course of conduct of the Business and subject to an agreement under which the recipient is obliged to maintain the confidentiality of the information and is restrained from using it other than for the purpose or purposes for which it was disclosed by the Company.

4.7                              Misuse of Confidential Information:  The Company is not aware of any actual or alleged misuse by any person of any Confidential Information.

4.8                              Non-use of information of others:  The Company does not use any processes and is not engaged in any activities which involve the misuse of any Confidential Information of any third party.

All information true and accurate

4.9                              All information set out in this Agreement or which has been disclosed by the Vendors, the officers and employees of the Company or the consultants or auditors of the Vendors to the Purchaser, its officers or consultants in the course of the negotiations leading to this Agreement:

(a)                                  is true and accurate and not misleading; and

(b)                                 is all of the information about the Company which the Vendors know and which is material to be known by a purchaser for value of the Sales Shares.

Forecasts given to the Purchaser or its advisers

4.10                        All forecasts and projections about the Business or on behalf of the Company have been prepared with all due care and prudence and on a reasonable basis.

4.11                        There are no facts or circumstances known to the Vendors which would lead a prudent person to revise those forecasts or projections.

5                                        Liabilities

General

5.1                              All Liabilities of the Company have arisen and, where due and payable, have been paid in the ordinary course of business.

5.2                              The aggregate amount of Liabilities of the Company at Completion will not be materially different to the aggregate amount of Liabilities of the Company at the Accounts Date.

Taxation

5.3                              Australian Business Number (ABN):  The Company has obtained an Australian Business Number

5.4                                GST:

(a)                                The Company has had in place at all times all systems necessary to properly administer the payment of GST and the recovery of input tax credits, the issue of tax invoices and adjustment notes and all other functions necessary to properly administer and account for GST.

(b)                               The Company is registered with the Australian Taxation Office for GST purposes.

(c)                                All available input tax credits have been obtained by the Company.

(d)                               Full input tax credits will be available for GST amounts paid by the Company to third party suppliers in the ordinary course of conduct of business by the Company.

(e)                                There are no contracts with any customers operating which will not allow recovery by the Company of GST from that customer.

(f)                                  There are no contracts with any supplier operating which will require the Company to pay GST.

(g)                               All necessary original documentation, receipts, asset registers and other information required to enable:

(i)                                    the cost base or reduced cost base of the CGT assets;

(ii)                                 the written down value or adjustable value of depreciating assets;

held by the Company to be determined and substantiated in accordance with the terms of the Income Tax Assessment Act 1936 and Income Tax Assessment Act 1997 have been provided.  The original documentation, receipts, asset registers and other information which have been provided are all accurate, complete and not misleading and prepared in accordance with all laws and published rulings in force as at the date of this Agreement.

(h)                                 The Company has properly collected and retained in a separate account all the GST payable on all taxable supplies it has made since the last GST period remittance until Completion for which it will be liable to remit to the Australian Taxation Office in the future.

5.5                              CGT:  The Company has not since the time of its registration acquired any capital assets or CGT assets for which it chose or elected for roll-over relief to apply pursuant to the terms of either Subdivision 126-B of the Income Tax Assessment Act 1997 or section 160ZZO of the Income Tax Assessment Act 1936.

5.6                              Full disclosure:  All returns, associated computations, notices, claims, elections, reports, statements, summaries, and other information required to be lodged with the Australian Taxation Office, or provided to any other person, by the Company for Tax:

(a)                                  have been lodged with the appropriate Government Agency;

(b)                                 have been assessed without adjustment; and

(c)                                  were accurate, complete and not misleading, and prepared under all laws, published rulings at the time of lodgement.

5.7                                Provision of original documentation:  All the necessary original documentation, records, receipts and other information:

(a)                                required in order to prepare all returns, reports, business activity statements and other information of the Company for the period from the last such return, report, business activity statement and other information until Completion have been provided;  and

(b)                               is accurate, complete and not misleading and prepared under all laws and published rulings as at the time of Completion.

5.8                                No Tax proceedings:  The Company:

(a)                                  has not lodged a private ruling request;

(b)                                 is not and has not been the subject of any Tax audit;

(c)                                  is not a party to any action or proceeding for the assessment or collection of Tax;

(d)                                 does not have any dispute or disagreement with any Government Agency for Tax; and

(e)                                  has not made any agreement with or undertaking to any Government Agency for tax;

and there is no fact or matter known to the Vendors which might give rise to any of the above.

5.9                                Agreements for extension of time:  The Company has not entered into any agreement which now or in the future may extend the period of assessment or collection of any Tax.

5.10                          No schemes:  The Company has not entered into or been a party to any scheme which had the sole or dominant purpose of obtaining a tax benefit which could potentially attract the application of Part IVA of the Income Tax Assessment Act 1936.

5.11                          All Tax paid:

(a)                                  The Company has either:

(i)                                    paid all Tax which is assessable or due and payable on the due date for payment; or

(ii)                                 made adequate provision for that Tax in the Accounts; and

is under no liability to pay any penalty or interest in connection with any Tax.

(b)                                 The Company has deducted all Tax required to be deducted from any payments made by it including for interest, dividends, royalties, payments to a non-resident or remuneration payable to employees or contractors, and has accounted for the Tax to the relevant Government Agency, including making all necessary Employee Withholding Tax deductions from the remuneration of those employees and remitting the amounts deducted to the relevant Government Agency on or before the due date for payment.

5.12                        Adequate provision in accounts for Tax:  Full provision or reserve has been made in the Accounts for all Tax for all accounting periods ending on or before the Accounts Date for which the Company has or may become liable.

5.13                        Tax since Date of Registration:  Since the date of registration of the Company:

(a)                                  no liability for Tax has accrued to the Company other than as a result of trading activities in the ordinary course of business; and

(b)                                 no payment or expenditure has been made or incurred or committed which will not be wholly deductible in computing the Company’s taxable income.

5.14                        Dividends:  The Company has not, since the date of its registration, declared or paid any dividends or other distributions and no such dividends or distributions are in excess of the net profits after Tax of the Company for the period since its registration.

5.15                        Franking:  The Company has complied with the provisions of Part IIIAA of the Income Tax Assessment Act 1936 (Cth) and has maintained proper records of franking debits and franking credits for the purposes of that Act.

5.16                        No permanent establishment:  The Company does not have any permanent establishment (as that expression is defined in any relevant Double Taxation Agreement current at the date of this Agreement) outside of Australia.

5.17                        Stamp duty:  All documents to which the Company is a party or may be interested in the enforcement of, and all transfers of any issued shares (other than as contemplated by this Agreement), have been properly stamped under applicable stamp duty legislation.

Securities and Financing

5.18                        No third party guarantees by Company:  The Company has not given any guarantee of any other person’s obligations or Liabilities or indemnified any person against the acts or omissions of any third party.

5.19                        No third party securities for Company’s benefit:  No person has given any guarantee or security to any other person for any Liability of the Company.

5.20                        Company borrowings:  Except as disclosed in the Accounts there are no loans, guarantees, material undertakings, material commitments on capital account or unusual Liabilities given, made or incurred by or on behalf of the Company.

5.21                        Loans and other amounts payable to Vendor Associates:  All amounts outstanding and appearing in the books of the Company as loan accounts repayable to any Vendor Associate , or as amounts otherwise due to any Vendor Associate, wholly represent money or money’s worth paid or transferred to the Company and the aggregate of the loan accounts immediately prior to Completion does not exceed the Loan Account Amount.

Official investigations

5.22                        The Company is not the subject of any official investigation or inquiry and the Vendors are not aware of any facts which are likely to give rise to any investigation or inquiry.

No finder’s fees

5.23                         No person is entitled to receive from the Company any finder’s fee, brokerage or commission in connection with this Agreement or the transactions contemplated by this Agreement.

No competition

5.24                        No Vendor or Vendor Associate is at the date of this Agreement whether solely or jointly with any other person or persons, directly or indirectly and whether as principal, agent, director, executive officer, employee, shareholder, partner, joint venturer, adviser, consultant or otherwise engaged in any other business or concerned or interested in any way in any other business of a similar nature to or competitive with that carried on by the Company.

Litigation

5.25                         Proceedings or breach:

(a)                                Neither the Company nor any person for whom the Company is or may be liable is engaged in any proceedings.

(b)                               There are no proceedings pending or threatened against either the Company or any person for whom the Company is or may be liable nor are there any facts or disputes which might give rise to any proceedings.

(c)                                Neither the Company nor its officers have committed any criminal offence or any tort or any breach of the requirements or conditions of any law (including any Environmental Laws), or any breach of any other party’s rights or any other requirement relating to Company, the conduct of the Business or the use of the Assets.

(d)                               The Vendors are not aware of any circumstances which may give rise to a claim by any third party arising from the conduct of the Business or use of the Assets, including any pollution, chemical contamination or hazardous or toxic spill, leak or discharge caused or contributed in whole or in part by the Company.

5.26                        Unsatisfied judgments:  There is no unfulfilled or unsatisfied judgment outstanding against the Company or relating to any of the Assets.

Insurance

5.27                        Details of insurance policies:  Annexure 13 sets out complete and accurate particulars of the material terms of the Insurance Contracts.

5.28                        Insurance Contracts valid:  Each Insurance Contract is valid and enforceable and there is no fact or circumstance known to the Company which would lead to any of them being prejudiced.

5.29                          Adequate insurance:

(a)                                  The Company has at all times maintained all insurances:

(i)                                    necessary for the proper conduct of the Business in the ordinary course including public risk and product liability insurance, insurance for the actions of and injury to employees, and insurance for all of the Assets which are of an insurable nature; and

(ii)                                 against all risks normally insured against by persons carrying on the same type of business as the Company.

(b)                                 No Insurance Contract is subject to any special or unusual term or restriction or to the payment of any premium in excess of the normal rate for policies of the same kind.

5.30                        Claims:

(a)                                There is no claim outstanding under any insurance contract and the Vendors are not aware of any circumstances likely to give rise to a claim.

(b)                               The Company has never had an insurance claim refused or been refused insurance coverage.

Business activities

5.31                          Since its incorporation until the Completion Date, in relation to its business activities the Company has:

(c)                                  complied with all laws in Australia and throughout the world;

(d)                                 applied the highest standards and best practice; and

(e)                                  complied with all contractual obligations, whether express or implied.

6                                        Personnel

6.1                                General:  Part B of Annexure 9 sets out complete and accurate details of:

(a)                                the names, job description, dates of birth and dates of commencement of employment of all employees of the Company;

(b)                               all remuneration and other arrangements to pay moneys or provide benefits to the employees of the Company, including any allowance, bonus, commission, share option, share entitlement and any other benefit provided by the Company or by which the Company is bound or has agreed to provide (whether now or in the future);

(c)                                particulars of all accrued long service leave, annual leave, personal leave and rostered days off for all employees of the Company; and

(d)                               particulars of any redundancy or severance pay owing as at the Completion Date.

6.2                                Material employment terms:  The Company does not have any:

(a)                                existing service or other agreements with any officers or employees of the Company which cannot be fairly terminated by 3 months’ notice or less without giving rise to a claim for damages or compensation;

(b)                               liability for compensation to ex-employees;

(c)                                obligation to re-instate or re-employ any ex-officer or ex-employee of the Company;

(d)                               knowledge of grounds for dismissal of any employee of the Company;

(e)                                policy, practice or obligation regarding redundancy payments to employees which is more generous than the applicable award(s) or legislation; or

(f)                                  industrial agreement or enterprise agreement (whether registered or not) or plans to introduce any such agreement, that applies to any employee or officer of the Company.

6.3                                Consultants, contractors etc:

(f)                                 Other than as disclosed in Part C of Annexure 9, no person has any agreement with the Company under which that person acts as an independent contractor, consultant, or in a similar capacity for the Company whether on a full time or a part time or retainer basis or otherwise; and

(g)                               Part C of Annexure 9 discloses all remuneration and other arrangements to pay moneys or provide benefits to contractors, consultants of the Company, including any allowance, bonus, commission, share option, share entitlement and any other benefit provided by the Company or by which the Company is bound or has agreed to provide (whether now or in the future).

Relevant Schemes

6.4                               Annexure 17 sets out complete and accurate material details of all Relevant Schemes.

6.5                              The Company does not have any accrued liability, unfunded or contingent obligations in relation to any Relevant Scheme.

6.6                              The Company has made all occupational superannuation contributions required under any award or prescribed industrial agreement for its employees and has satisfied all laws.  There is no superannuation guarantee charge or liability accrued or payable for employees.

6.7                              Each Relevant Scheme has at all times been administered under the relevant rules and/or trust document and (in the case of superannuation schemes) under all requirements which from time to time have needed to be satisfied in order for the Relevant Scheme to qualify for the maximum income tax concessions available to superannuation funds.

6.8                               The Company has provided at least the minimum level of superannuation support prescribed by the Superannuation Guarantee (Administration) Act 1992 for each employee of the Company.

Industrial relations

6.9                              Agreements with trade unions:  The Company is not a party to any agreement with any trade union or employee organisation of any kind, about the employees.

6.10                        Industrial disputes:  There is no existing, threatened or pending industrial dispute or pay claim involving the Company and any of its employees and there are no facts or circumstances known to the Vendors which are likely to result in such an industrial dispute or pay claim.

6.11                        Unions/awards:  The employees of the Company are not members of any union or subject to any industrial award or determination.

6.12                        No breach:  The Company has never breached and is not in breach of any industrial award, legislation, agreement or determination applicable to its employees.

Annexure 2

The Vendors, Sale Shares Consideration and Loan Account

Part A:

Vendor	Sale Shares	% holding
Newell	320	32%
Wiseman	320	32%
Morris	120	12%
Wright	120	12%
Jannor	120	12%
Total	1,000	100%

Part B:

Vendor	Cash Consideration	Share Consideration	Issue price of shares (cents)	Value of Share Consideration
Newell	$49,011.08	3,921,569	10.2	$400,000
Wiseman	$49,011.08	3,921,569	10.2	$400,000
Morris	$18,379.15	1,470,588	10.2	$150,000
Wright	$18,379.15	1,470,588	10.2	$150,000
Jannor	$18,379.15	1,470,588	10.2	$150,000
Totals	$153,159.60	12,254,902	10.2	$1,250,000

Part C:

Person to be paid	Loan Account Amount
Newell	$99,794.47
J.F. and M. Newell ABN 19 590 070 061	$121,435.00
Wiseman	$121,860.93
Morris	$1,500.00
Wright	$700.00
Guarantor	$1,550.00
Totals	$346,840.40

Annexure 3

Business Names and Intellectual Property Rights

PART A:   Business Names

Name	Owned by	States in which registered	Expiry date
Frozen Puppies Dot Com	The Company	NSW	6 February 2009

PART B:   Trade Marks

Not applicable

PART C:   Patents

Not applicable

PART D:   Design registration

Not applicable

PART E:   Trade Mark License Agreements

Not applicable

PART F:   Website

www.frozenpuppies.com

www.frozenpuppies.com.au

PART G:   Other

Not applicable

Annexure 4

Leasehold Properties and Property Leases

1.                                      Address - 3 Jones Road, Calga, NSW, 2250

2.                                      Lessor – Sam and Patricia Anne Cauchi

3.                                      Lessee – Anthony Wiseman and John Newell

4.                                      Nature of Company/Group Company interest

5.                                      Date of Lease - 1 July 2008

6.                                      Expiry date – 30 June 2009

7.                                      Further option to renew – 1 x 2 years

8.                                      Rent per month - $4,800 per month

9.                                      Rent review mechanism – as per Special Condition 4 of Lease

10.                                Share of outgoing – as per Special Conditions of Lease

11.                                Details of underground storage tanks – Not applicable

Annexure 5

Employment Agreements

Annexure 6

Pollutant Details

Sites

Not applicable

Handlers

Not applicable

Annexure 7

Agency, distribution, marketing, franchising, licensing agreements

Not applicable

Annexure 8

Registered office and jurisdictions in which Company carries on Business

Name of Company	State/Territory of incorporation or registration	Registered office in State/Territory of incorporation or registration	Principal offices in other States/Territories

Frozen Puppies Dot Com Pty Limited	New South Wales	C/- CBC Partners Pty Ltd, Level 11, Market Street, Sydney 2000.	56 Burton Road, Eleebana, New South Wales 2282

Annexure 9

Officers, employees and contractors

Part A:    Officers etc

(a)              List of directors of the Company;

Anthony Thomas Wiseman

John Frederick Newell

Scott Cairfield Morris

Graeme David Wright

Norman Ian Jessup

(b)              List of secretaries of the Company;

Anthony Thomas Wiseman

(c)              Public officer of the Company;

Anthony Thomas Wiseman

(d)              Auditor of the Company;

Not applicable

Part B:                        Employees

(e)              List of employees, dates of birth, period of employment, remuneration, allowances and statutory entitlements.

Name	Date of Birth	Commencement Date	Period of Employment at July 2008	Hourly Rate	Remuneration (Net pay)	Allowances (Time ½ 30 March – July 1 2008)	Statutory entitlements (June 2007 to June 2008)
Collete Brennan	5 September 1977	23 November 2007	7.5 months	$18.00	$5,069.00	$162.00	$778.68 (REST)
Melissa Dean	28 June 1966	31 January 2007	18.5 months	$20.00	$3,898.50	$397.50	$1,481.76 (Asset)
Sharon Taylor	12 March 1964	11 December 2007	7 months	$18.00	$5,706.75	$978.75	$1,337.34 (MLC)
Deanne Marie Young	17 October 1984	10 February 2008	5 months	$19.00	$3,278.00	$0.00	$471.60 (Asset)

(Employees Leave Entitlements – not applicable)

(b)                 Service Agreements – not applicable;

(c)                 Bonus Schemes – not applicable; and

(d) Share option/incentive schemes – not applicable.

Part C:                          Consultants, contractors etc

(a)                 List of consultants, contractors etc

(b)                 Moneys and other benefits payable

Name	Business Name	Moneys payable (commission outstanding at June 08)	Benefits payable
John Newell		May Account $3,516.00
Michael Jones (NSW)	Erina Heights Veterinary Hospital	May Account $3,673.06 June Account – $2,168.65
Greg Stenberg (QLD)	Greg Sternberg & Associates Pty Ltd Veterinary Surgeons	May Account $890.20 June Account – In an amount to be provided but not exceeding $1,000.00
Tony Wiseman		Nil
Scott Morris (QLD) Branch	Scott Morris Enterprises	$1,600.00
Scott Morris (QLD) Admin	Scott Morris Enterprises	$1,000.00
Graeme Wright (TAS) Branch		$510.00
Norm Jessup (VIC) Branch		Nil
Susan Gerrish		Nil

Annexure 10

Accounts

Annexure 11

Licences

Part A Description of Licence	Part B Person required to issue Licence

Not applicable	Not applicable

Annexure 12

Rental Contracts

(ie. lease, rental, hire purchase, credit sale

etc agreements)

Not applicable

Annexure 13

Insurance Policies

Insurance Broker	Policy Type	Policy Number	Client Number	Amount Paid		Period of Insurance
Guild Insurance Limited ABN 55 004 538 863	Professional Liability	29/20PID0288093	3582397	$1,790.25	*	24 June 2008 to 24 June 2009 at 4:00pm
Guild Insurance Limited ABN 55 004 538 863	Products Liability	29/20PID0288089	3582397	$1,278.53	*	24 June 2008 to 24 June 2009 at 4:00pm
QBE Workers Compensation (NSW) Ltd ABN 83 564 379 108 004	NSW Workers Compensation Insurance	1NFE009342GWC154	NF0066101	$1285.05		28 March 2008 to 28 March 2009
Guild Insurance Limited ABN 55 004 538 863	Directors and Officers Liability Insurance	29/20DOF0273846	3582397	$1,566.18	*	27 August 2007 to 27 August 2008 at 4:00pm
QBE Insurance (Aust) Limited ABN 78 003 191 035	Electronic Equipment Insurance	18A032158MPI	FIN CAS F402 0133761/001	$3,426.28		12 December 2007 to 12 December 2008 at 4:00pm
QBE Insurance (Aust) Limited ABN 78 003 191 035	Commercial Motor Vehicle	130A401968MVA	FIN CAS F4502 0133762/001	$2,932.00		12 December 2007 to 12 December 2008 at 4:00pm

Annexure 14

Voluntary Restriction Agreement

Annexure 15

Customer Warranties

Not applicable

Annexure 16

Standard terms and conditions of sale

Not applicable

Annexure 17

Relevant Schemes

(a)	All superannuation schemes, retirement benefit schemes or other pension schemes or arrangements

	(i)	Current employees

Superannuation Schemes

Super Fund	Super Fund Member Number	Employee Name	Employer Contribution (June 2007 to June 2008)
Asset Super		Melissa Dean	$1,481.76
Asset Super	40644321	Deanne Maria Young	$471.60
MLC Super	11345131	Sharon Taylor	$1,337.34
REST Super		Collette Brennan	$778.68

(ii)	Former employees

Superannuation Schemes

Super Fund	Super Fund Number	Former Employee Name	Employment Cessation Date	Employer Contribution (June 2007 to June 2008)
Asset Super		James Cook	19 December 2007	$1,647.99
Asset Super		Jade Olds	2 November 2007	$198.61
Club Plus	21374601	Lee Fletcher	21 September 2007	$252.72
Asset Super		Elizabeth Maslen	27 September 2007	$55.30

(b)                                  All employment benefit plans, programs or arrangements including medical, dental or life insurance

Not Applicable

Annexure 18

Consents required

Not applicable